Exhibit 99.1

News Release

[Logo of Mellon]

MEDIA:	ANALYSTS:	Corporate Affairs
Ken Herz	Don MacLeod	One Mellon Center
(412) 234-0850	(412) 234-5601	Pittsburgh, PA 15258-000
Ron Sommer	Andy Clark
(412) 236-0082	(412) 234-4633

FOR IMMEDIATE RELEASE

MELLON SHARPENS STRATEGIC FOCUS BY SERIES OF REPOSITIONING
ACTIONS COMPLETED IN THE FOURTH QUARTER
— Core business sectors earnings per share contribution increased 13% in 2001 —

PITTSBURGH, January 15, 2002—Mellon Financial Corporation (NYSE: MEL) today announced full-year 2001 net income of $1.318 billion, which includes the results of discontinued operations. Core business sectors’ contribution to earnings per share, which excludes the revenues and expenses from discontinued operations, and other non-core sector activity from both periods, increased 13 percent in the full-year 2001 over 2000. The Corporation’s fourth quarter and full-year 2001 results reflect the following repositioning actions taken to sharpen its strategic focus as a high-growth, fee-based provider of financial services for institutions, corporations and affluent individuals:

•	the completion of the previously announced sale of its mid-Atlantic region consumer, small business and certain middle market banking operations to Citizens Financial Group, Inc.;

•
the disposition in December 2001 of approximately $2.6 billion of loan commitments, of which $1.4 billion were loans outstanding, to middle market and large corporate companies to GE Capital. These credits were previously classified as part of discontinued operations or identified as part of a portfolio exits strategy. This transaction followed the second quarter 2001 divestiture of the Corporation’s mid-to-large and small ticket leasing businesses and its asset-based lending business;

•	the announcement of the pending sale of Dreyfus Brokerage Services to Brown & Company, the online brokerage unit of J.P. Morgan Chase and Co.;

•	a charge in continuing operations for streamlining associated with the above divestitures and other expenses; and

•
a fair market value adjustment to the Corporation’s venture capital portfolio investments, reflecting the continued weak economy in certain sectors and reduced valuation multiples for venture investments in general.

The Corporation also declared a quarterly common stock dividend of 12 cents per share. This cash dividend is payable on Feb. 15, 2002, to shareholders of record at the close of business on Jan. 31, 2002.

“The actions taken during the fourth quarter completed our strategic repositioning as a global financial services provider,” said Martin G. McGuinn, Mellon chairman and chief executive officer. “In line with our commitment to being the best performing company in our industry, we are more focused than ever on executing our plans for growth, with emphasis on our fee-based businesses, which provide more than 80 percent of our revenues.”

As a result of the divestitures discussed previously, the Corporation is reporting the financial results of these and certain other businesses using the discontinued operations method of accounting. In accordance with generally accepted accounting principles, earnings and net assets or liabilities of these businesses are shown separately in the income statement and balance sheet, respectively, for all periods presented. Accordingly, all information in this earnings release, including all supplemental information, reflects continuing operations, unless otherwise noted.

	Year ended			Quarter ended

Financial Highlights (dollar amounts in millions, except per share amounts; quarterly returns are annualized)	Dec. 31, 2001		Dec. 31, 2000	Dec. 31, 2001		Dec. 31, 2000

Net income:
Diluted earnings per share	$ 2.76		$ 2.03	$1.70		$ .52
Net income	$1,318		$1,007	$ 807		$255
Return on equity	35.3%		25.8%	84.8%		25.2%

Operating results – continuing operations:
Diluted earnings per share	$ 1.57	(a)	$ 1.52	$ .38	(a)	$ .37
Income from continuing operations	$ 749	(a)	$ 756	$ 177	(a)	$185
Return on equity	20.0%	(a)	19.4%	18.6%	(a)	18.3%

Operating results – continuing operations excluding goodwill amortization (b):
Diluted earnings per share	$ 1.71	(a)	$ 1.65	$ .42	(a)	$ .41
Income from continuing operations	$ 815	(a)	$ 819	$ 194	(a)	$200
Return on equity	21.8%	(a)	21.0%	20.4%	(a)	19.8%

Fee revenue as a percentage of net interest and fee revenue (FTE)	84%	(c)	84%	84%	(c)	84%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)	67%	(c)	64%	66%	(c)	65%
Efficiency ratio excluding amortization of goodwill	66%	(c)	62%	69%	(c)	64%

S&P 500 Index at period end	1,148		1,320	1,148		1,320

(a)
See the table on page 5 for a reconcilement of results from continuing operations – operating basis to results from continuing operations computed in accordance with generally accepted accounting principles.

(b)	Excludes the after-tax impact of the amortization of goodwill from purchase acquisitions. See page 17 for further discussion of these amounts and ratios.
(c)	Ratios calculated excluding the nonoperating items shown in the table on page 5.

Mellon Reports Earnings
Jan. 15, 2002

Full-year 2001 Financial Data—Continuing Operations:

•	Core business sectors’ contribution to earnings per share increased 13 percent over the full-year 2000, resulting from improved performance in the Processing and Corporate Services sectors.

•
Fee revenue, excluding nonoperating items, totaled 84 percent of net interest and fee revenue, unchanged from the full-year 2000. Trust and investment fee revenue totaled 67 percent of net interest and fee revenue, compared with 64 percent in the full-year 2000.

•
Excluding the impact of acquisitions, nonoperating items and the May 2000 expiration of a long-term mutual fund administration contract with a third party, fee revenue was essentially unchanged compared to full-year 2000, as revenue growth in most businesses was offset by lower equity investment revenue. Excluding the impact of acquisitions and the expiration of the long-term mutual fund administration contract, trust and investment fee revenue was up 2 percent as net business growth primarily offset the impact of a capital markets slowdown.

•
Assets under management totaled $592 billion at Dec. 31, 2001, compared with $530 billion at Dec. 31, 2000, with assets under management, administration or custody totaling more than $2.6 trillion at Dec. 31, 2001. The July 2001 acquisition of Standish Mellon Asset Management added $41 billion to managed assets in the third quarter of 2001. Assets managed by subsidiaries and affiliates outside the United States totaled $74 billion at Dec. 31, 2001. The equity markets at Dec. 31, 2001, as measured by the Standard and Poor’s 500 Index, decreased 13 percent compared with Dec. 31, 2000.

•	Excluding the impact of acquisitions and nonoperating expenses, operating expense was up 3 percent in 2001 compared with 2000, reflecting higher expenses in support of business growth.

•
Nonperforming assets totaled $62 million, or .72 percent of total loans and net acquired property at Dec. 31, 2001, compared with $126 million, or 1.28 percent at Sept. 30, 2001, and $172 million, or 1.68 percent at Dec. 31, 2000.

•
The Corporation repurchased 51.0 million common shares during 2001 including 21.9 million shares repurchased in the fourth quarter under forward stock repurchase contracts settled during the quarter. Since Jan. 1, 1999, the Corporation’s common shares outstanding have been reduced by 77.3 million shares, or 14.8 percent, net of reissuances, due to stock repurchases totaling approximately $3.8 billion, at an average share price of $37.32 per share. At Dec. 31, 2001, an additional 22.4 million shares were available for repurchase under a 25 million share repurchase program authorized by the board of directors in November 2001.

Mellon Reports Earnings
Jan. 15, 2002

Fourth Quarter 2001 Financial Data—Continuing Operations:

•	Core business sectors’ contribution to earnings per share increased 9 percent over the fourth quarter of 2000, resulting from improved performance in the Processing and Corporate Services sectors.

•
Fee revenue, excluding nonoperating items, totaled 84 percent of net interest and fee revenue, unchanged from the fourth quarter of 2000. Trust and investment fee revenue totaled 66 percent of net interest and fee revenue, compared with 65 percent in the fourth quarter of 2000.

•
Excluding the impact of acquisitions and nonoperating items, fee revenue increased 2 percent compared to the prior-year period, despite equity market depreciation. Excluding the impact of acquisitions, trust and investment fee revenue increased 1 percent as net business growth primarily offset the impact of a capital markets slowdown.

Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon is one of the world’s leading providers of financial services for institutions, corporations and affluent individuals, providing private wealth management, institutional asset management, mutual funds, trust and custody, human resources consulting and outsourcing services, investor services and cash management. Mellon has more than $2.6 trillion in assets under management, administration or custody, including $592 billion under management. Its asset management companies include The Dreyfus Corporation and U.K.-based Newton Investment Management Limited.

Pre-recorded comments from Michael A. Bryson, executive vice president and chief financial officer, regarding full-year and fourth quarter 2001 earnings and Mellon’s outlook for the first quarter and full-year 2002 are available by calling (412) 236-5385 beginning at approximately 1:30 p.m. EST on Tuesday, Jan. 15, 2002, through 5 p.m. EST on Tuesday, Jan. 22, 2002. These comments may include additional forward-looking or other material information. Mr. Bryson’s pre-recorded commentary, plus a related series of graphics, also will be available at our Web site (www.mellon.com) during the same period.

Note: Detailed supplemental financial information follows.

Mellon Reports Earnings
Jan. 15, 2002

Charge for streamlining and other expenses

As a result of the actions taken to reposition the Corporation as a well-balanced mix of high-growth, fee-based businesses, a charge of $62 million pre-tax, or $41 million after-tax, was recorded for costs associated with improving productivity and consolidating operations and other expenses.

Venture capital fair market value adjustment

In the fourth quarter of 2001, the Corporation recorded a $222 million pretax, or $144 million after-tax, charge for a fair value adjustment of venture capital investments. This charge was necessitated by the continued weak economy in certain market segments and reduced valuation multiples for venture investments. A charge of $140 million pretax, or $91 million after-tax, was previously recorded in the second quarter of 2001. The carrying value of the venture capital portfolio at Dec. 31, 2001, represents 64% of the initial cost basis of active investments.

Core Business Sectors

The presentation of the Corporation’s core business sectors’ results is consistent with its focus as a high growth, well-balanced fee-based provider of financial services.. The core business sectors results are presented on a continuing operations – operating basis, and the sectors are classified as either Asset Management or Processing and Corporate Services sectors.

Summary
	% of Core Sector Revenue		% of Core Sector Income Before Taxes		Pretax Operating Margin (a)
	2001	2000	2001	2000	2001	2000

Asset Management	42%	46%	48%	53%	39%	41%
Processing and Corporate Services	58%	54%	52%	47%	30%	31%

Total Core Business Sectors	100%	100%	100%	100%	34%	35%

(a)	Excludes amortization of intangibles.

Contribution To Earnings Per Share From Total Core Business Sectors
(in millions, except per share amounts)	2001	2000	Growth

Net Income	$ 724	$ 671	8%
Contribution to EPS	$1.52	$1.35	13%
Contribution to EPS – excluding goodwill amortization	$1.65	$1.47	12%

Contribution To Earnings Per Share From Total Core Business Sectors – Five-Quarter Trend
(in millions, except per share amounts)	4Q01	3Q01	2Q01	1Q01	4Q00

Net Income	$ 176	$ 178	$ 191	$ 179	$ 171
Contribution to EPS	$ .38	$ .38	$ .39	$ .37	$ .35
Contribution to EPS – excluding goodwill amortization	$ .41	$ .41	$ .43	$ .40	$ .37

Mellon Reports Earnings
Jan. 15, 2002

Core Business Sectors

(dollar amounts in millions, presented on an FTE basis)	2001			2000
Sector	Total Revenue	Income Before Taxes	Return on Common Equity	Total Revenue	Income Before Taxes	Return on Common Equity

Asset Management:
Private Wealth Management	$ 492	$ 221	61%	$ 449	$ 200	53%
Global Investment Management	1,054	339	36	1,046	378	44

Total Asset Management Sectors	1,546	560	43	1,495	578	47

Processing and Corporate Services:
Global Investment Services	1,373	305	31	1,083	260	32
Global Cash Management	415	119	49	372	106	48
Relationship Lending	335	176	16	303	144	11

Total Processing and Corporate Services Sectors	2,123	600	26	1,758	510	22

Total Core Business Sectors	$3,669	$1,160	32%	$3,253	$1,088	31%

Asset Management

2001 vs. 2000	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Private Wealth Management	9%	9%	10%
Global Investment Management	1%	7%	(10)%

Total Asset Management	3%	8%	(3)%

The Asset Management sectors’ results reflect equity market depreciation in 2001, as represented by the Standard and Poor’s 500 Index, which was down 13% at Dec. 31, 2001, compared with Dec. 31, 2000, partially offset by a stronger fixed income market as represented by the Lehman Brothers Long-Term Government Bond Index, which was up 4.6% over the same period. The Private Wealth Management sector continued to show good revenue and income before taxes growth for the full-year 2001, primarily resulting from higher net interest revenue. The results of the Global Investment Management sector were impacted by the July 2001 Standish Mellon Asset Management acquisition. Excluding the impact of the acquisition, revenue decreased 2% in 2001 while expenses increased 2% in 2001. The lower revenue levels reflected the equity market conditions in 2001.

Processing and Corporate Services

2001 vs. 2000	Total Revenue Growth	Operating Expense Growth	Income Before Taxes Growth

Global Investment Services	27%	30%	17%
Global Cash Management	12%	11%	12%
Relationship Lending	10%	5%	22%

Total Processing and Corporate Services	21%	23%	18%

Mellon Reports Earnings
Jan. 15, 2002

Processing and Corporate Services revenue increased 21%, while income before taxes increased 18% in 2001. The results of the Global Investment Services sector were favorably impacted by the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding the impact of acquisitions, revenue for this sector increased 9%, while operating expenses increased 8% in 2001. The Global Cash Management sector reported good growth in revenue and income before taxes from new business and higher volumes from existing customers. The results of the Relationship Lending sector reflected lower credit quality expense and higher net interest revenue compared with the prior year.

Noninterest Revenue

	Year ended			Quarter ended
(dollar amounts in millions, unless otherwise noted)	Dec. 31, 2001		Dec. 31, 2000	Dec. 31, 2001		Dec. 31, 2000

Trust and investment fee revenue:
Investment management	$1,375		$1,298	$374		$345
Administration and custody	818		666	207		164
Benefits consulting	273		250	68		65

Total trust and investment fee revenue	2,466		2,214	649		574
Cash management revenue	239		202	63		52
Foreign currency and securities trading revenue	194		178	53		43
Financing-related revenue	97		150	(20)		46
Equity investment revenue	(380)		78	(223)		5
Other	42		33	14		5

Total fee and other revenue	2,658		2,855	536		725
Gains on sales of securities	–		–	–		–

Total noninterest revenue	$2,658		$2,855	$536		$725

Fee revenue as a percentage of net interest and fee revenue (FTE)	84%	(a)	84%	84%	(a)	84%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)	67%	(a)	64%	66%	(a)	65%

Assets under management at period end (in billions)	$ 592		$ 530
Assets under administration or custody at period end (in billions)	$2,082		$2,267

S&P 500 Index at period end	1,148		1,320

(a)    Ratios exclude the pre-tax impact of the nonoperating items discussed on pages 5 and 6.
Note: For analytical purposes, the term “fee revenue,” as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities.

Fee revenue

Fee revenue of $536 million in the fourth quarter of 2001, when compared with the fourth quarter of 2000 was impacted by acquisitions, primarily the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services and the July 2001 acquisition of Standish Mellon Asset Management; the fair value adjustment of venture capital investments; and the loss on disposition of large corporate loans and commitments. Excluding these factors, fee revenue increased 2% in the fourth quarter of 2001, compared with the fourth quarter of 2000, reflecting higher cash management revenue, foreign currency and securities trading revenue, and trust and investment revenue. Trust and investment fee revenue, excluding the effect of

Mellon Reports Earnings
Jan. 15, 2002

acquisitions, increased 1% in the fourth quarter of 2001 compared with the fourth quarter of 2000, despite depreciation in the equity markets in 2001. The equity markets at Dec. 31, 2001, as measured by the Standard and Poor’s 500 Index, decreased 13% compared with Dec. 31, 2000, while a key bond market benchmark, the Lehman Brothers Long-Term Government Bond Index, increased 4.6% compared to Dec. 31, 2000.

Excluding the impact of acquisitions, the effect of the charges for the fair value adjustments of venture capital investments, the loss on disposition of loans and commitments, and the May 2000 expiration of a long-term mutual fund administration contract with a third party, fee revenue in the full-year 2001 was flat compared with the full-year 2000, as revenue growth in most businesses was offset by lower equity investment revenue.

Fee revenue growth (a)	Full-year 2001 over Full-year 2000	4th Qtr. 2001 over 4th Qtr. 2000

Trust and investment fee revenue growth	2%	1%

Total fee revenue growth (b)	–%	2%
– excluding equity investment revenue	4%	3%

(a)	Excludes the effect of acquisitions and the May 2000 expiration of the long-term mutual fund administration contract with a third party.
(b)	Also excludes the fourth quarter and second quarter 2001 fair value adjustments of venture capital investments and the loss on disposition of large corporate loans and commitments.

Investment management fee revenue

	Year ended		Quarter ended
(in millions)	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000

Managed mutual funds (a):
Equity funds	$ 292	$ 331	$ 70	$ 83
Money market funds	249	179	74	47
Bond and fixed-income funds	134	121	36	30
Nonproprietary	35	37	10	9

Total managed mutual funds	710	668	190	169
Institutional	353	318	113	95
Private clients	312	312	71	81

Total investment management fee revenue	$1,375	$1,298	$374	$345

(a)
Net of quarterly mutual fund fees waived and fund expense reimbursements of $7 million and $8 million at Dec. 31, 2001, and Dec. 31, 2000, respectively. Net of full-year fees waived and fund expense reimbursements of $27 million and $33 million at Dec. 31, 2001, and Dec. 31, 2000, respectively.

Investment management fee revenue increased $29 million, or 8%, in the fourth quarter of 2001, compared with the fourth quarter of 2000, and increased $77 million, or 6%, in the full-year 2001, compared with the full-year 2000. The increase in the fourth quarter of 2001 compared to the fourth quarter of 2000 primarily resulted from increased investment management fee revenue relating to money market and fixed-income mutual funds as well as the Standish Mellon acquisition. Revenue from Standish Mellon is primarily
Mellon Reports Earnings
Jan. 15, 2002

included in institutional investment management fee revenue in the table on the previous page. Excluding the effect of this acquisition, investment management fee revenue increased 1% in the fourth quarter of 2001 compared with the prior-year period and 3% for the full-year 2001 compared with the full-year 2000, as the positive effect of new business offset equity market depreciation.

Mutual fund management fees are based upon the daily average net assets of each fund. The average assets of proprietary mutual funds managed in the fourth quarter of 2001 were $180 billion, up $16 billion, or 10% from $164 billion in the third quarter of 2001, and up $35 billion, or 24%, from $145 billion in the fourth quarter of 2000. The increase primarily resulted from increases in average net assets of institutional taxable money market funds, offset in part by lower average net assets of equity funds. Proprietary equity funds averaged $46 billion in the fourth quarter of 2001, a decrease of $1 billion, or 2%, compared with $47 billion in the third quarter of 2001, and a decrease of $10 billion, or 18%, compared with $56 billion in the fourth quarter of 2000.

At Dec. 31, 2001, the market values of assets managed by the Corporation were comprised as follows: 37% equities; 21% fixed income; 27% money market; 8% overlay and global fixed-income products; and 7% securities lending cash collateral.

Market value of assets under management, administration or custody at period end
(in billions)	Dec. 31, 2001	Sept. 30, 2001	June 30, 2001	March 31, 2001	Dec. 31, 2000

Mutual funds managed:
Equity funds	$ 47	$ 43	$ 51	$ 47	$ 54
Money market funds	111	93	92	81	68
Bond and fixed-income funds	26	27	22	22	21
Nonproprietary	24	22	25	23	31

Total mutual funds managed	208	185	190	173	174
Institutional (a)	334	316	306	298	302
Private clients	50	46	50	49	54

Total market value of assets under management	$ 592	$ 547	$ 546	$ 520	$ 530
Market value of assets under administration or custody (b)(c)	$2,082	$2,077	$2,295	$2,251	$2,267

Total market value of assets under management, administration or custody	$2,674	$2,624	$2,841	$2,771	$2,797

S&P 500 Index at period end	1,148	1,041	1,224	1,160	1,320

(a)
Includes assets managed at Pareto Partners of $33 billion at Dec. 31, 2001, $28 billion at Sept. 30, 2001, $29 billion at June 30, 2001, $28 billion at March 31, 2001, and $29 billion at Dec. 31, 2000. The Corporation has a 30% equity interest in Pareto Partners.

(b)	Includes $289 billion of assets at Dec. 31, 2001; $276 billion of assets at Sept. 30, 2001; $299 billion of assets at June 30, 2001; $300 billion of assets at March 31, 2001; and $323 billion of assets at Dec. 31, 2000, administered by CIBC Mellon Global Securities Services, a joint venture between the Corporation and the Canadian Imperial Bank of Commerce.
(c)	Assets administered by the Corporation under ABN AMRO Mellon, a strategic alliance of the Corporation and ABN AMRO, included in the table above, were $130 billion at Dec. 31, 2001; $118 billion at Sept. 30, 2001; $123 billion at June 30, 2001; $103 billion at March 31, 2001; and $95 billion at Dec. 31, 2000.

At Dec. 31, 2001, the combined market values of $24 billion of nonproprietary mutual funds and $334 billion of institutional assets managed, by asset type, were as follows: equities, $107 billion; balanced,

Mellon Reports Earnings
Jan. 15, 2002

$34 billion; domestic fixed income, $79 billion; domestic money market, $87 billion (which includes securities lending assets of $47 billion); and $51 billion in overlay and global fixed-income products, for a total of $358 billion.

As shown in the tables on the previous page and below, the market value of assets under management was $592 billion at Dec. 31, 2001, a $45 billion, or 8% unannualized, increase from $547 billion at Sept. 30, 2001, and a $62 billion, or 12%, increase from $530 billion at Dec. 31, 2000. As shown in the table below, the increases compared with the prior periods were primarily due to organic growth, and the Standish Mellon acquisition, which added $41 billion to managed assets, offsetting the effect of equity market depreciation in 2001. Assets managed by Standish Mellon are primarily included in the institutional assets managed in the table on the previous page.

Changes in market value of assets under management (in billions)	Fourth quarter 2001		Year-to-date 2001

Market value of assets under management at beginning of period	$547		$530
Net inflows/(outflows) (a):
Long-term	(3)		6
Money market	20		45

Total net inflows	17	(b)	51	(b)
Net market appreciation/(depreciation) (a)	27		(31)
Acquisitions	1		42

Market value of assets under management at end of period	$592		$592

(a)	Estimated.
(b)	Represents 3% and 10%, respectively, of beginning balance.

Administration and custody fee revenue

Administration and custody fee revenue increased $43 million, or 27%, in the fourth quarter of 2001 compared with the fourth quarter of 2000, and increased $152 million, or 23%, in the full-year 2001, compared with the full-year 2000. These increases primarily resulted from acquisitions, particularly the December 2000 acquisition of the remaining 50% interest in Mellon Investor Services. Excluding the acquisitions, administration and custody fee revenue increased 1% compared to the fourth quarter of 2000, primarily due to higher securities lending revenue offset by lower mutual fund administration revenue. Excluding the acquisitions, and the effect of the May 2000 expiration of the long-term mutual fund administration contract with a third party that generated $37 million pre-tax in 2000, administration and custody fee revenue decreased 1% as a 7% increase in institutional trust and custody revenue was offset by lower mutual fund administration revenue in the full-year 2001 compared with the full-year 2000. The results of Mellon Investor Services had been accounted for under the equity method of accounting prior to the acquisition, with the net results recorded as institutional trust and custody revenue. Following the acquisition, the gross fee revenue from this business is primarily included in institutional trust and custody revenue. Mellon Investor Services generated $224 million of gross fee revenue in full-year 2001.

The market value of assets under administration or custody, shown in the table on the previous page, was $2,082 billion at Dec. 31, 2001, an increase of $5 billion, compared with $2,077 billion at Sept. 30, 2001, and a decrease of $185 billion, or 8%, compared with $2,267 billion at Dec. 31, 2000, reflecting, in large part, equity market depreciation.
Mellon Reports Earnings
Jan. 15, 2002

Benefits consulting fees generated by Buck Consultants increased $3 million, or 4%, in the fourth quarter of 2001, compared with the fourth quarter of 2000 and $23 million, or 9%, in the full-year 2001 compared with the prior year. These increases primarily reflect acquisitions, new client project activity and revenue from existing clients.

Cash management fee revenue increased $11 million, or 19%, in the fourth quarter of 2001, compared with the fourth quarter of 2000 and $37 million, or 18%, in the full-year 2001 compared with the prior year. These increases primarily resulted from higher volumes of electronic and lockbox services. Cash management revenue does not include revenue from customers holding compensating balances on deposits in lieu of paying cash fees. The earnings on the compensating balances are recognized in net interest revenue.

Foreign currency and securities trading revenue increased $10 million, or 23%, in the fourth quarter of 2001, compared with the fourth quarter of 2000, and $16 million, or 9%, in the full-year 2001 compared with the prior year. These increases were equally due to higher foreign currency revenue and higher securities trading revenue.

Financing-related and equity investment revenue, excluding the fair value adjustment of venture capital investments and the loss on disposition of large corporate loans and commitments, totaled $36 million in the fourth quarter of 2001, compared with $51 million in the fourth quarter of 2000. Financing-related revenue, which primarily includes loan commitment fees; letters of credit and acceptance fees; gains or losses on loan sales; and gains or losses on lease residuals, decreased $9 million in the fourth quarter of 2001 compared with the fourth quarter of 2000, excluding the loss on disposition of large corporate loans and commitments. This decrease resulted primarily from lower gains on lease residuals. Excluding the fair value adjustment of venture capital investments, equity investment revenue, which includes realized and unrealized gains and losses on venture capital and non-venture capital investments, decreased $6 million in the fourth quarter of 2001, compared with the fourth quarter of 2000.

Net Interest Revenue

	Year ended		Quarter ended
(dollar amounts in millions)	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000

Net interest revenue (FTE)	$ 582	$ 555	$ 154	$ 142
Net interest margin (FTE)	2.48%	2.53%	2.40%	2.53%

Average money market investments	$ 3,838	$ 2,104	$ 5,982	$ 2,485
Average trading account securities	436	310	655	453
Average securities	9,412	6,330	9,513	6,873
Average loans	9,843	10,693	9,421	10,251
Net assets allocated to discontinued operations	–	2,304	–	2,161

Average interest-earning assets	$23,529	$21,741	$25,571	$22,223

Net interest revenue on a fully taxable equivalent basis increased $12 million in the fourth quarter of 2001 compared with the fourth quarter of 2000, on a higher level of interest-earning assets, while the net interest margin of 2.40% was 13 basis points lower than in the prior-year period, reflecting a lower yielding asset mix. Average interest-earning assets increased $3.3 billion, as a $2.6 billion increase in average securities

Mellon Reports Earnings
Jan. 15, 2002

and a $3.5 billion increase in average money market investments were partially offset by a $2.1 billion decrease in net assets allocated to discontinued operations and a $0.8 billion decrease in average loans.

Net interest revenue on a fully taxable equivalent basis increased $27 million or 5%, in the full-year 2001 compared with the prior-year. This increase primarily resulted from the same factors that impacted the quarterly comparisons.

Operating Expense

	Year ended		Quarter ended
(dollar amounts in millions)	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000

Staff expense	$1,528	$1,331	$442	$344
Professional, legal and other purchased services	330	245	109	61
Net occupancy expense	216	181	58	48
Equipment expense	154	131	43	37
Amortization of goodwill	73	67	19	16
Amortization of other intangible assets	7	7	2	3
Other expense	253	252	81	63

Total operating expense	$2,561	$2,214	$754	$572

Efficiency ratio (a)	68%	64%	71%	65%
Efficiency ratio excluding amortization of goodwill	66%	62%	69%	64%

(a)
Operating expense, excluding the fourth quarter 2001 nonoperating expenses, as a percentage of fee and net interest revenue, computed on a taxable equivalent basis, excluding the fourth quarter and full-year 2001 nonoperating items. The nonoperating charges are discussed on pages 5 and 6.

Operating expense for the fourth quarter and full-year 2001 was impacted by acquisitions throughout the year and the $62 million of nonoperating charges recorded in the fourth quarter of 2001. The charges of $62 million pre-tax included severance expense, costs associated with improving productivity and consolidating operations and other expenses. Excluding the effect of acquisitions and the nonoperating charges, operating expense increased 9% in the fourth quarter of 2001 compared with the fourth quarter of 2000 and increased 3% in the full-year 2001 compared with the full-year 2000. The increase in the fourth quarter reflected, in large part, expenses incurred in support of business growth.

Operating expense growth	Full-year 2001 over Full-year 2000	4th Qtr. 2001 over 4th Qtr. 2000

Operating expense growth (a)	3%	9%

(a)	Excludes the effect of acquisitions and the fourth quarter 2001 nonoperating charges.

Mellon Reports Earnings
Jan. 15, 2002

Income Taxes

The Corporation’s effective tax rate on income from continuing operations for 2001, excluding the effect of the 2001 nonoperating charges, was 35.2% compared with 36.1% for 2000. It is currently anticipated that the effective tax rate will decrease to approximately 34.5% in 2002 primarily due to no longer amortizing non-tax deductible goodwill beginning in Jan. 2002.

Provision for Credit Losses, Reserve for Credit Losses and Review of Net Credit Losses

	Year ended		Quarter ended
(dollar amounts in millions)	Dec. 31, 2001	Dec. 31, 2000	Dec. 31, 2001	Dec. 31, 2000

Provision for credit losses	$ (4)	$ 8	$ 5	$ 4

Net credit (losses) recoveries:
Commercial real estate	$ –	$ 5	$ –	$ –
Commercial and financial	(81)	(27)	(39)	(11)
Consumer credit	(1)	(1)	(1)	–

Total net credit losses	$(82)	$(23)	$(40)	$(11)

Annualized net credit losses to average loans	.84%	.21%	1.67%	.41%

Reserve for credit losses (a)	$126	$262
Reserve as a percentage of total loans (a)	1.48%	2.56%
Reserve as a percentage of nonperforming loans (a)	215%	159%

(a)	At period end.

Net credit losses totaled $40 million in the fourth quarter of 2001 and primarily resulted from credit losses on loans to corporate industrial customers. As discussed on page 5, the Corporation disposed of loans to certain large corporate customers in the fourth quarter. As part of that transaction, $48 million which had been recorded as reserves on these loans was transferred from the reserve for credit losses. The reserve for credit losses as a percentage of nonperforming loans was 215% at Dec. 31, 2001, compared with 170% at Sept. 30, 2001 and 159% at Dec. 31, 2000.

Mellon Reports Earnings
Jan. 15, 2002

Nonperforming Assets

(dollar amounts in millions)	Dec. 31, 2001	Sept. 30, 2001	June 30, 2001	Dec. 31, 2000

Nonperforming loans:
Commercial and financial	$ 56	$121	$121	$159
Consumer credit	2	1	2	5
Commercial real estate	1	1	1	1

Total nonperforming loans	59	123	124	165
Real estate acquired	2	2	3	7
Other assets acquired	1	1	1	–

Total acquired property	3	3	4	7

Total nonperforming assets	$ 62	$126	$128	$172

Nonperforming loans as a percentage of total loans	.69%	1.24%	1.30%	1.61%
Nonperforming assets as a percentage of total loans and net acquired property	.72%	1.28%	1.34%	1.68%
Nonperforming assets as a percentage of Tier I capital plus the reserve for credit losses	2.23%	4.69%	4.25%	4.97%

Nonperforming assets decreased $64 million compared with Sept. 30, 2001, and $110 million compared with Dec. 31, 2000. The decreases resulted from the disposition of nonperforming loans, including $68 million in the fourth quarter of 2001, and credit losses offset in part by the addition of new credits to nonperforming status. Approximately two-thirds of the $62 million balance of total nonperforming assets at Dec. 31, 2001, resulted from $41 million of outstandings to a California-based electric and natural gas utility company that voluntarily filed for Chapter 11 bankruptcy protection in the second quarter of 2001 as the result of its inability, due to rules in that state governing the industry’s deregulation, to increase rates to levels needed to cover higher costs for power. The borrower has announced it expects that a proposed reorganization plan will become effective during the fourth quarter of 2002.
SUMMARY DATA
Mellon Financial Corporation

(dollar amounts in millions, except per share	Year ended Dec. 31,			Quarter ended Dec. 31,
amounts; common shares in thousands)	2001		2000	2001		2000

Net income (a):
Diluted earnings per share	$ 2.76		$ 2.03	$ 1.70		$ .52
Net income	$1,318		$1,007	$ 807		$255
Return on equity	35.3%		25.8%	84.8%		25.2%

Continuing operations (a):
Diluted earnings per share	$ .91		$ 1.52	$(.09)		$ .37
Income from continuing operations	$ 436		$ 756	$ (45)		$185
Return on equity	11.7%		19.4%	(4.7)%		18.3%

Operating results – continuing operations (b):
Diluted earnings per share	$ 1.57		$ 1.52	$ .38		$ .37
Income from continuing operations	$ 749		$ 756	$ 177		$185
Return on equity	20.0%		19.4%	18.6%		18.3%

Operating results – continuing operations excluding goodwill amortization (b):
Diluted earnings per share	$ 1.71		$ 1.65	$ .42		$ .41
Income from continuing operations	$ 815		$ 819	$ 194		$200
Return on equity	21.8%		21.0%	20.4%		19.8%

Fee revenue as a percentage of net interest and fee revenue (FTE)	84%	(c)	84%	84%	(c)	84%
Trust and investment fee revenue as a percentage of net interest and fee revenue (FTE)	67%	(c)	64%	66%	(c)	65%
Efficiency ratio excluding amortization of goodwill	66%	(c)	62%	69%	(c)	64%

Average common shares and equivalents outstanding:
Basic	472,684		490,437	465,121		487,398
Diluted	477,712	(d)	496,825	468,668		494,986

-continued-
SUMMARY DATA
Mellon Financial Corporation
(continued)

	Year ended Dec. 31,		Quarter ended Dec. 31,
(dollar amounts in millions)	2001	2000	2001	2000

Average balances

Money market investments	$ 3,838	$ 2,104	$ 5,982	$ 2,485
Trading account securities	436	310	655	453
Securities	9,412	6,330	9,513	6,873

Total money market investments and securities	13,686	8,744	16,150	9,811
Loans	9,843	10,693	9,421	10,251
Net assets allocated to discontinued operations	–	2,304	–	2,161

Total interest-earning assets	23,529	21,741	25,571	22,223
Total assets	32,761	30,335	34,888	30,801
Deposits	17,560	16,469	17,863	17,165
Total shareholders’ equity	3,735	3,904	3,774	4,023

(a)	Computed in accordance with generally accepted accounting principles.
(b)	See the table on page 5 for a discussion of continuing operations on an operating basis.
(c)	Ratios exclude the pre-tax impact of the nonoperating items discussed on pages 5 and 6.
(d)	Common shares and equivalents at Dec. 31, 2001 totaled 450.3 million shares.

Note:    All calculations are based on unrounded numbers. FTE denotes presentation on a fully taxable equivalent basis.
              Quarterly returns are annualized.

CONDENSED CONSOLIDATED INCOME STATEMENT
Mellon Financial Corporation

	Year ended Dec. 31,		Quarter ended Dec. 31,
(in millions, except per share amounts)	2001	2000	2001	2000

Net Interest revenue
Net interest revenue	$ 574	$ 550	$151	$140
Provision for credit losses	(4)	8	5	4

Net interest revenue after provision for credit losses	578	542	146	136

Noninterest revenue
Trust and investment fee revenue	2,466	2,214	649	574
Cash management revenue	239	202	63	52
Foreign currency and securities trading revenue	194	178	53	43
Financing-related revenue	97	150	(20)	46
Equity investment revenue	(380)	78	(223)	5
Other	42	33	14	5

Total fee and other revenue	2,658	2,855	536	725
Gains on sales of securities	–	–	–	–

Total noninterest revenue	2,658	2,855	536	725

Operating expense
Staff expense	1,528	1,331	442	344
Professional, legal and other purchased services	330	245	109	61
Net occupancy expense	216	181	58	48
Equipment expense	154	131	43	37
Amortization of goodwill	73	67	19	16
Amortization of other intangible assets	7	7	2	3
Other expense	253	252	81	63

Total operating expense	2,561	2,214	754	572

Income from continuing operations before income taxes	675	1,183	(72)	289
Provision for income taxes	239	427	(27)	104

Income from continuing operations	436	756	(45)	185
Discontinued operations:
Income from operations after tax	112	251	(19)	70
Gain on disposals after tax	770	–	871	–

Income from discontinued operations (net of applicable tax expense of $502, $148, $457 and $40)	882	251	852	70

Net income	$1,318	$1,007	$807	$255

Earnings per share
Continuing operations
Basic	$ .92	$ 1.54	$(.09)	$ .38
Diluted	$ .91	$ 1.52	$(.09)	$ .37
Net income
Basic	$ 2.79	$ 2.05	$1.71	$ .52
Diluted	$ 2.76	$ 2.03	$1.70	$ .52
Mellon Reports Earnings
Jan. 15, 2002

CONDENSED CONSOLIDATED BALANCE SHEET
Mellon Financial Corporation

(dollar amounts in millions)	Dec. 31, 2001	Dec. 31, 2000

Assets

Cash and due from banks	$ 3,177	$ 3,218
Money market investments	5,191	3,909
Trading account securities	638	276
Securities available for sale	8,795	7,910
Investment securities (approximate fair value of $786 and $1,027)	768	1,022
Loans	8,540	10,226
Reserve for credit losses	(126)	(262)

Net loans	8,414	9,964
Premises and equipment	631	562
Goodwill	1,724	1,311
Other intangibles	123	24
Net assets of discontinued operations	253	1,347
Other assets	4,646	4,669

Total assets	$34,360	$34,212

Liabilities

Deposits	$20,715	$21,096
Short-term borrowings	1,546	2,021
Other liabilities	3,581	2,431
Notes and debentures (with original maturities over one year)	4,045	3,520
Trust-preferred securities	991	992

Total liabilities	30,878	30,060

Shareholders’ equity

Common stock – $.50 par value
Authorized – 800,000,000 shares
Issued – 588,661,920 shares	294	294
Additional paid-in capital	1,870	1,837
Retained earnings	5,087	4,270
Accumulated unrealized gain (loss), net of tax	30	(38)
Treasury stock of 142,153,053; and 101,922,986 shares at cost	(3,799)	(2,211)

Total shareholders’ equity	3,482	4,152

Total liabilities and shareholders’ equity	$34,360	$34,212